Exhibit 19

ANIKA THERAPEUTICS, INC.

Restated Insider Trading Policy

The Board of Directors (the “Board”) of Anika Therapeutics, Inc. (including its subsidiaries, “Anika”) has approved this Restated Insider Trading Policy (this “Policy”). The objective of this Policy is to help prevent insider trading or allegations of insider trading, and to protect Anika’s reputation for integrity and ethical conduct.

This Policy applies to all transactions, direct or indirect, in all of Anika’s securities, including, but not limited to, Anika’s common stock (including those shares of common stock that may be held in any Anika 401(k) retirement savings plan, pension plan, retirement plan, other similar plan or any such similar plan that Anika may adopt in the future), options to purchase common stock and any other type of securities that Anika may issue, such as, restricted stock awards, deferred stock awards, stock appreciation rights, preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

LEGAL BACKGROUND

Insider Trading:

The prohibition against such trading generally is understood to prohibit (1) trading on the basis of material, non-public information (“MNPI”), (2) disclosing or “tipping” MNPI to others or recommending the purchase or sale of securities on the basis of MNPI or (3) assisting someone engaged in any of the above activities.

Definitions:

Material

Information is generally deemed to be “material” if there is a substantial likelihood a “reasonable investor” would rely on it in deciding to purchase, sell, or hold a security to which the information relates. Stated another way, there must be a substantial likelihood that a reasonable investor would view the information as having significantly altered the “total mix” of information available about a particular investment or security. MNPI can encompass positive or negative information. As a practical matter, materiality often is determined after the fact, when it is known that someone has traded on the information and after the information itself has been made public and its effects upon the market are more certain.

Information concerning any of the following subjects is the type of information that is often considered to be material information. These examples are not an exclusive listing, and they are solely meant to be illustrative of the types of information that may be considered MNPI:

•	financial results, including revenue and earnings, for the quarter-end or the year-end;

•	financial forecasts regarding future revenues;

•	potential mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies;

•	significant changes in senior management;

•	the gain or loss of significant contracts or customers;

•	actual or threatened litigation or major developments in such litigation;

•	significant product developments;

•	significant developments regarding regulatory approval;

•	results of clinical trials;

•	statements by stock market analysts regarding Anika;

•	significant product pricing changes;

•	events regarding Anika securities (e.g. calls of securities for redemption, repurchase plans, changes to the rights of security holders, or public or private sales of additional securities);

•	contents of forthcoming publications that may affect the market price of securities, including statements by securities analysts related to such securities; and

•	any other facts that might cause Anika’s financial results to be substantially affected.

Non-public

Material information is “non-public” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a report with the Securities and Exchange Commission (the “SEC”) or disclosure by release to a national business and financial wire service or a national newspaper. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. For the purposes of this Policy, information will be considered public after the close of trading on the first full Trading Day following Anika’s widespread public release of the information.

Trading Day

For purposes of this Policy, a “Trading Day” shall mean a day on which the Nasdaq Stock Market is open for trading.

Potential criminal and civil liability and/or disciplinary action:

Under Section 32 of the Securities Exchange Act of 1934 (the “Exchange Act”), individuals found liable for insider trading face penalties of up to three times the profit gained or loss avoided, a criminal fine of up to $5 million and up to twenty years in jail. In addition to these potential criminal and civil liabilities, in certain circumstances Anika may be able to recover all profits made by a Covered Person (as defined below) who traded illegally, plus collect other damages. Moreover, Anika Therapeutics, Inc., itself (and Section 16 Persons, as defined below) could face a civil penalty up to the greater of $1 million or three times the profit gained or loss avoided as a result of an individual’s violation and/or a criminal penalty of up to $25 million for failing to take steps to prevent insider trading.

In addition to the civil or criminal penalties that may be imposed by others, violation of this Policy and its procedures may subject an individual to Anika-imposed discipline, including termination of employment.

PROHIBITIONS FOR COVERED PERSONS Persons covered:

The requirements of this section apply to “Covered Persons,” who shall consist of:

•	directors of Anika Therapeutics, Inc.;

•	employees of Anika;

consultants of Anika;

•	family members of, or others living in the same household as, any of the foregoing individuals who share the same address, or are financially dependent on, such individual; and

•	any entities that the above-listed individuals influence or control.

No trading on MNPI:

No Covered Person who is aware of MNPI concerning Anika or a third party with whom Anika does business, shall engage in any transaction in Anika’s or such third-party’s securities, including any offer to purchase or sell, during any period commencing with the date that he or she obtains such MNPI and ending after the close of trading on the first full Trading Day following the date of public disclosure of the MNPI. After separation from Anika, (1) any Restricted Covered Person (as defined below) will remain subject to this Policy for a period of three months following such separation, in the case of any Section 16 Person, or thirty days, in the case of any other Restricted Covered Person, and (2) any Covered Person who is in possession of MNPI as of the date of separation will be prohibited from trading in Anika securities until that information no longer constitutes MNPI because it is no longer material or has become public.

The prohibition on purchases and sales of Anika securities while aware of MNPI does not apply to:

•	an “Exempt Transaction,” which shall mean:

o	an acquisition of Anika securities pursuant to an employee stock purchase plan operated by Anika under Section 423 of the Internal Revenue Code of 1986;

o

an exercise of a stock option to acquire Anika securities, or a surrender of Anika securities to Anika in payment of the exercise price of such a stock option or in satisfaction of any tax withholding obligations arising from the exercise of such stock option or the vesting of restricted stock in accordance with Anika’s equity compensation plans;

o

an acquisition of Anika securities under a tax-qualified individual account plan or a 401(k) plan resulting from the Covered Person’s periodic contribution of money to the plan pursuant to his or her payroll deduction election (but excluding any acquisition or disposition of Anika securities under such plan pursuant to certain elections the Covered Person may make under the plan, including (1) an election to increase or decrease the percentage of the Covered Person’s periodic contributions that will be allocated to the Anika securities fund, (2) an election to make an intra-plan transfer of an existing account balance into or out of the Anika securities fund, (3) an election to borrow money against the Covered Person’s plan account if the loan will result in a liquidation of some or all of the Covered Person’s Anika securities fund);

o

a transaction with respect to Anika securities under a Qualified Plan or Excess Benefit Plan (as defined in Rule 16b-3 under the Exchange Act) that is exempt under paragraph (c) of such Rule; o a purchase of Anika securities from, or sale of Anika securities to, Anika;

o	an acquisition of Anika securities pursuant to a stock split, stock dividend or pro rata distribution to Anika securityholders;

o	an acquisition of Anika securities pursuant to a dividend or interest reinvestment plan satisfying the conditions of Rule 16a-11 under the Exchange Act; or

o	an acquisition or disposition of Anika securities pursuant to a domestic relations order, as defined in Section 414(p)(1)(B) of the Internal Revenue Code of 1986; or

a transaction in accordance with an approved 10b5-1 Trading Plan, as that term is defined in Anika’s Rule 10b5-1 Trading Plan Policy.

No tipping: No Covered Person shall disclose (“tip”) MNPI to any other person where such MNPI may be used by such person to his or her benefit by trading in the securities of the company to which such information relates, nor shall an employee make any recommendations or express any opinions as to trading in Anika securities to any other person on the basis of MNPI.

No short sales:

No Covered Person shall engage in the short sale of Anika securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Short sales of Anika securities evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in Anika or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve Anika’s performance.

No investments in derivatives of Anika securities:

No Covered Person shall invest in Anika-based derivative securities. “Derivative Securities” are options, warrants, stock appreciation rights or similar rights whose value is derived from the value of an equity security, such as Anika’s common stock. This prohibition includes, but is not limited to, trading in Anikabased put or call option contracts, trading in straddles and the like. However, holding and exercising stock options, restricted stock units, stock appreciation rights or other derivative securities granted under Anika’s equity compensation plans is not prohibited by this Policy.

No hedging or pledging:

No Covered Person shall hedge or pledge any Anika securities that the Covered Person holds directly. An exception to this prohibition may be granted where a person wishes to pledge Anika securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Any Covered Person who wishes to pledge Anika securities as collateral for a loan must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge, except that any proposed pledge by the Compliance Officer shall be subject to approval by the Chief Financial Officer.

No margin purchases:

No Covered Person shall purchase Anika securities on margin. This means Covered Persons are prohibited from borrowing from a brokerage firm, bank or other entity in order to purchase Anika securities (other than in connection with “cashless” exercises of stock options under Anika’s equity compensation plans).

Limitations on timing of gifts:

No Covered Person shall give or make any other transfer of Anika securities without consideration (e.g., a gift) during a period when the Covered Person is not permitted to trade.

401(k) Plan:

This Policy does not apply to purchases of Anika stock in its 401(k) plan resulting from periodic contributions of money pursuant to a payroll deduction election. The Policy does apply, however, to certain elections made under Anika’s 401(k) plan, including (1) an election to increase or decrease the percentage of periodic contributions that will be allocated to any Anika stock fund, (2) an election to make an intraplan transfer of an existing account balance into or out of any Anika stock fund, (3) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of any Anika stock fund balance and (4) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to any Anika stock fund.

PROHIBITIONS ON TRADING BY RESTRICTED COVERED PERSONS DURING BLACKOUT PERIODS Persons covered:

The requirements of this section regarding prohibitions on trading apply to “Restricted Covered Persons,” who shall consist of:

•	directors of Anika Therapeutics, Inc.;

•	employees of Anika, who (1) hold a position at the vice president level or above or (2) are members of Anika’s accounting and finance or legal departments;

•

any other employees, or any consultants, of Anika who are identified as Restricted Covered Persons from time to time by the Board, the Chief Executive Officer, the Chief Financial Officer or the Compliance Officer in light of particular events or developments affecting Anika;

•	family members of, or others living in the same household as, any of the foregoing individuals who share the same address, or are financially dependent on, such individual; and

•	any entities that the above-listed individuals influence or control.

Blackout Periods

Except as set forth below under “Permitted transactions during Blackout Periods,” trading in Anika securities by any Restricted Covered Person is prohibited during each of the following periods (each a “Blackout Period”):

•	the period beginning fifteen calendar days prior to the end of each fiscal quarter and ending after the close of trading on the first full Trading Day after Anika’s quarterly earnings are released;

•

the period beginning at the time of any public earnings-related announcement or public announcement of a significant corporate transaction or event and ending after the close of trading on the first full Trading Day after such announcement; and

•

during such other periods as may be established from time to time by the Board, the Chief Executive Officer, the Chief Financial Officer or the Compliance Officer in light of particular events or developments affecting Anika.

Permitted transactions during Blackout Periods

Transactions in accordance with an approved Trading Plan are permitted during a Blackout Period. In addition, Exempt Transactions are permitted during a Blackout Period, provided that:

•	Anika securities acquired under an employee stock purchase plan operated by Anika may not be sold during a Blackout Period;

•

Anika securities acquired during a Blackout Period pursuant to exercises of stock options or surrendered to Anika in payment of the exercise price or in satisfaction of any tax withholding obligations arising from stock option exercises or the vesting of restricted stock in accordance with Anika’s equity compensation plans may not be sold (either outright or in connection with a “cashless” exercise transaction through a broker) during a Blackout Period; and

•

acquisitions or dispositions of Anika stock under Anika’s 401(k) plan or other individual account plans may be made only pursuant to standing instructions not entered into or modified during a Blackout Period.

PRE-CLEARANCE OF TRADING BY RESTRICTED COVERED PERSONS AND INTERNATIONAL EMPLOYEES

Persons covered:

The requirements of this section regarding pre-clearance of trading apply to (1) Restricted Covered Persons and (2) “International Employees,” who shall consist of employees of Anika who are based outside of the United States.

Compliance Officer:

The General Counsel has been designated as the Compliance Officer for the purpose of this Policy and shall review and either approve or prohibit all proposed trades by Restricted Covered Persons and International Employees, except that any proposed trades by the General Counsel shall be reviewed and either approved or prohibited by the Chief Financial Officer. Any Covered Person who is not a Restricted Covered Person or an International Employee is encouraged to consult with the Compliance Officer in connection with any questions such Covered Person may have regarding the trading of Anika securities in compliance with this Policy.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties under this Policy.

Pre-trade notification and approval:

Except with respect to an Exempt Transaction or a transaction in accordance with an approved Trading Plan (see “Pre-execution Approval of Rule 10b5-1 Trading Plans” below), no Restricted Covered Person or International Employee may trade in Anika securities unless and until:

•

at least two Trading Days in advance of any proposed trade, the Restricted Covered Person or International Employee has notified the Compliance Officer of the amount and nature of the proposed trade using the Stock Transaction Request form attached as Schedule A hereto or through an Equity Management System (as defined below);

•

the Restricted Covered Person or International Employee has certified to the Compliance Officer in writing or through an Equity Management System, prior to the proposed trade that (1) he or she is not in possession of MNPI and (2) with respect to a Restricted Covered Person, to his or her best knowledge, the proposed trade does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act of 1933; and

•

the Compliance Officer or his or her designee has approved the trade and has certified such approval in writing or through the Equity Management System (which certification may be made by digitally signed electronic mail or other electronic means).

Any Restricted Covered Person or International Employee requesting approval as described above shall provide to the Compliance Officer any other documentation reasonably requested by the Compliance Officer in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval of a requested stock transaction by the Compliance Officer.

To the extent that Anika elects to utilize an online or web-based equity management system (“Equity Management System”), the Compliance Officer may direct Restricted Covered Persons and International Employees to use the Equity Management System’s stock transaction request procedures and may process the above described pre-trade notifications and approvals through the Equity Management System.

Period to trade upon receipt of approval:

After receiving written or electronic approval to engage in a trade issued by the Compliance Officer, a Restricted Covered Person or International Employee must complete the proposed trade within five Trading Days of receipt of approval, unless an exception is granted or the Restricted Covered Person or International Employee becomes aware of MNPI before the trade is executed, in which case the approval is void and the trade must not be completed. Transactions not effected within the time limit would be subject to approval again. If a Restricted Covered Person or International Employee seeks approval and such approval to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Anika securities and should not inform any other person of the restriction.

Post-trade notification:

Restricted Covered Persons and International Employees are required to report to the Compliance Officer any transaction (including any transaction pursuant to an approved Trading Plan) in Anika securities no later than the end of the day on which the transaction occurs. Such report must include (1) the date of the transaction, (2) the quantity of shares, (3) the execution price, and (4) the broker-dealer through which the transaction was effected. This requirement may be satisfied by sending (or having the broker-dealer of such Restricted Covered Person or International Employee send) duplication confirmations of trades to the Compliance Officer on or before the required date. This requirement is in addition to any required notification that Anika receives from the broker-dealer who completes the trade.

PRE-EXECUTION APPROVAL OF RULE 10B5-1 TRADING PLANS

Anika has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Trading Plan with respect to Anika’s securities.

SECTION 16 REPORTS

Persons covered:

The following individuals (collectively, “Section 16 Persons”):

•	directors of Anika Therapeutics, Inc.; and

•	officers of Anika designated as “executive officers” of Anika Therapeutics, Inc. for SEC reporting purposes by the Board.

Assistance:

Anika shall provide reasonable assistance, as requested by any Section 16 Person, in connection with the filing of Forms 3, 4 and 5 under Section 16 of the Exchange Act. However, the ultimate responsibility, and liability, for timely filing remains with each Section 16 Person.

USE, DISCLOSURE AND PROTECTION OF MNPI

Use and disclosure of MNPI:

As described above, under no circumstances may a Covered Person use MNPI about Anika for his or her personal benefit. Moreover, except as specifically authorized or in the performance of regular corporate duties, under no circumstances may a Covered Person release to others information that might affect Anika securities. Therefore, it is important that a Covered Person not disclose MNPI about Anika to anyone, including other Covered Persons, unless the other Covered Person needs to know such information in order to fulfill his or her responsibilities with respect to Anika. Under no other circumstances should such information be disclosed to anyone, including family, relatives or business or social acquaintances. In maintaining the confidentiality of the information, the individual in possession of such information shall not affirm or deny statements made by others, either directly or through electronic means, if such affirmation or denial would result in the disclosure of MNPI.

If a Covered Person has any doubt about whether certain information is non-public or material, such doubt should be resolved in favor of not communicating such information or trading without discussing with the Compliance Officer. Questions concerning what is or is not MNPI should be directed to the Compliance Officer, who may seek guidance from Anika’s legal counsel.

MNPI regarding other companies:

Whenever, during the course of the Covered Person’s service to or employment by Anika, the Covered Person becomes aware of MNPI about another company (1) with which Anika has an existing business relationship, including but not limited to, Anika's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which Anika is in active discussions concerning a potential transaction or business relationship, the Covered Person may not trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If the Covered Person’s work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, or if the Covered Person is not certain whether it is permissible to trade in the stock of another company, the person should consult with the Compliance Officer before trading in any of those company’s securities.

Additionally, if the Covered Person believes it may be in possession of nonpublic information about Anika that could potentially have a material effect on the stock price of a company with which Anika does not have an existing business relationship or with which Anika is not discussing a potential transaction or business relationship, the Covered Person should exercise caution when trading in the securities of that company because the SEC has successfully brought an insider trading claim against an insider in those circumstances.

Unauthorized disclosure of internal information:

Unauthorized disclosure of internal information about Anika may create serious problems for Anika whether or not the information is used to facilitate improper trading in securities of Anika. Therefore, it shall be the duty of each Covered Person employed or affiliated with Anika to maintain the confidentiality of information relating to Anika or obtained through a relationship of confidence. Covered Persons should not discuss internal matters or developments with anyone outside Anika, except as necessary in the performance of regular corporate duties.

Precautions:

When a Covered Person is involved in a matter or transaction which is sensitive and, if disclosed, could reasonably be expected to have an effect on the market price of the securities of Anika or any other company involved in the transaction, that Covered Person should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure of such information. Such measures include the following:

•	maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;

•	avoiding the discussion of confidential matters in areas where the conversation could possibly be overheard;

•	not gossiping about Anika affairs; and

•	restricting the copying and distribution of sensitive documents within Anika.

Internet:

Any written or verbal statement that would be prohibited under the law or under this Policy is equally prohibited if made on the Internet or by social media.

Inadvertent disclosure of material, non-public information:

If MNPI regarding Anika is inadvertently disclosed, no matter what the circumstances, by any Covered Person, any person making or discovering that disclosure should immediately report the facts to the Compliance Officer.

GENERAL

Individual responsibility:

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about Anika and to not trade in Anika securities (or the securities of another firm) while in possession of MNPI. In all cases, the ultimate responsibility for adhering to this Policy and avoiding improper trading rests with the Covered Person, and any action on the part of Anika and the Compliance Officer or any other Covered Person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. If a Covered Person violates this Policy, Anika may take disciplinary action, including termination of employment for cause. The Covered Person may also be subject to severe legal penalties under applicable securities laws.

Reporting of violations:

Any individual who violates this Policy, or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other individual subject to this Policy, must report the violation immediately to the Compliance Officer. If the conduct involves the Compliance Officer, the violation should be reported to the Chief Financial Officer.

Waivers:

A waiver of any provision of this Policy in a specific instance may be authorized in writing by the Compliance Officer or his or her designee, and any such waiver shall be reported to the Board at its next scheduled meeting or at such earlier time as may be determined by the Compliance Officer to be necessary or desirable.

Modifications:

Anika may at any time change this Policy or adopt such other policies or procedures that it considers appropriate to carry out the purposes of its insider trading policies. Notice of any such change will be made available to all directors of Anika Therapeutics, Inc., and all employees and consultants of Anika.

Questions:

Questions regarding this Policy are encouraged and may be directed to the Compliance Officer.

Last updated: December 3, 2024

SCHEDULE A

STOCK TRANSACTION REQUEST FORM

Pursuant to the Anika Therapeutics, Inc. Insider Trading Policy, I hereby notify Anika Therapeutics, Inc. (the “Company") of my intent to trade securities of the Company as indicated below.

Requestor Name and Title:	____________________________________________________

Intent to Purchase Shares on the Open Market
Maximum Number of Shares to be Purchased:	____________________________________
Intended Date of Purchase:	____________________________________

Intent to Exercise Stock Options (Employee Benefit Plan)
Maximum Number of Shares to be Exercised:	____________________________________
Intended Date of Exercise:	____________________________________
Option Grant Date:	_____________________________________
Option Exercise Price:	_____________________________________
Type of Option (ISO, NQSO):	____________________________________

*If exercising options from more than 1 grant/lot, please provide additional details on the attached page

Intent to Sell Shares on the Open Market
Maximum Number of Shares to be Sold:	____________________________________
Intended Date of Sale:	____________________________________
Type of Shares to be Sold (vested RSUs, exercised ISO/NQSO, ESPP, open market purchase):	____________________________________

*If selling shares from more than 1 grant/lot, please provide additional details on the attached page

Intent to Gift Shares
Maximum Number of Shares to be Gifted:	____________________________________
Intended Date of Gift:	____________________________________
Type of Shares to be Gifted (vested RSUs, exercised ISO/NQSO, ESPP, open market purchase):	____________________________________

*If gifting shares from more than 1 grant/lot, please provide additional details on the attached page

SECTION 16	RULE 144 (Not applicable for purchase)

☐ I am not subject to Section 16.

☐ To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

☐ None of the above.

☐ I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).

☐ To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

☐ The transaction requested will be made pursuant to an effective registration statement covering such transaction.

☐ None of the above.

CERTIFICATION

I, hereby certify that (i) I am not in possession of any material, non-public information concerning the Company (MNPI, as defined in the Company's Insider Trading Policy), and (ii) I am not purchasing any securities of the Company on "margin" in contravention of the Company's Insider Trading Policy. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company, including termination.

__________________________________ Signature	__________________________________ Date

__________________________________ Authorized Approval Signature Compliance Officer (or designee)	___________________________________ Date

Additional Transaction Details

Intent to Exercise Stock Options (Employee Benefit Plan)
Maximum Number of Shares to be Exercised:	____________________________________
Intended Date of Exercise:	____________________________________
Option Grant Date:	_____________________________________
Option Exercise Price:	_____________________________________
Type of Option (ISO, NQSO):	____________________________________

*If exercising options from more than 1 grant/lot, please provide additional details on the attached page

Intent to Exercise Stock Options (Employee Benefit Plan)
Maximum Number of Shares to be Exercised:	____________________________________
Intended Date of Exercise:	____________________________________
Option Grant Date:	_____________________________________
Option Exercise Price:	_____________________________________
Type of Option (ISO, NQSO):	____________________________________

*If exercising options from more than 1 grant/lot, please provide additional details on the attached page

Intent to Sell Shares on the Open Market
Maximum Number of Shares to be Sold:	____________________________________
Intended Date of Sale:	____________________________________
Type of Shares to be Sold (vested RSUs, exercised ISO/NQSO, ESPP, open market purchase):	____________________________________

*If selling shares from more than 1 grant/lot, please provide additional details on the attached page

Intent to Sell Shares on the Open Market
Maximum Number of Shares to be Sold:	____________________________________
Intended Date of Sale:	____________________________________
Type of Shares to be Sold (vested RSUs, exercised ISO/NQSO, ESPP, open market purchase):	____________________________________

*If selling shares from more than 1 grant/lot, please provide additional details on the attached page

Intent to Gift Shares
Maximum Number of Shares to be Gifted:	____________________________________
Intended Date of Gift:	____________________________________
Type of Shares to be Gifted (vested RSUs, exercised ISO/NQSO, ESPP, open market purchase):	____________________________________

*If gifting shares from more than 1 grant/lot, please provide additional details on the attached page